Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of Nuveen Global Cities REIT, Inc. of our report dated March 22, 2024 relating to the financial statements and financial statement schedule of Nuveen Global Cities REIT, Inc., which appears in the Prospectus Supplement of Nuveen Global Cities REIT, Inc. dated March 26, 2024, which forms a part of this Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

March 26, 2024